Leatt Corp Announces Record Breaking Results for Second Quarter 2021

Best Quarter to Date in Company's History;

106% Increase in Global Revenues to $14.3 million;

257% Increase in Net Income to $2.4 million

CAPE TOWN, South Africa (August 12, 2021) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced record financial results for the 2021 second quarter. All financial numbers are in U.S. dollars.

Second Quarter 2021 and Recent Highlights:

• Record second quarter revenues of $14.3 million, up 106%, compared to the 2020 second quarter

• Record second quarter net income of $2.4 million, up 257%, compared to the 2020 second quarter

• Income from operations of $3.1 million, up 246%, compared to the 2020 second quarter

• Cash and cash equivalents increased to $3.7 million, compared to $2.6 million in 2020

• Earnings per share increased to $0.44 up 238%, compared to $0.13 in the 2020 second quarter

CEO Sean Macdonald commented: "We are very pleased with our 2021 second quarter results as we continue to create awareness of Leatt as a global consumer brand to drive demand for our exceptional, award-winning products and reach a wider global audience.  The second quarter was yet another ground-breaking and record-setting quarter for Leatt. We achieved strong double-digit growth across all of our 'Head-to-Toe' product categories and in every major geographical area in which we sell our products.

"Global revenues for the second quarter more than doubled to $14.3 million, an increase of 106% over the 2020 second quarter. Net income for the second quarter rose to $2.4 million, an increase of 257% over the 2020 second quarter.

"For the first six months of 2021, revenues were $27.2 million, up 88% over the same period last year. Net income for the first six months was $4.5 million, up 331% over the same period last year.

"The numbers for the quarter demonstrate our ability to grow revenues strongly while remaining operationally efficient. The increase in the second quarter of 2021 was driven by a 46% increase in neck brace sales, a 107% increase in body armor sales, a 91% increase in helmet sales, and a 165% increase in sales of other products, parts, and accessories.

"We continued to build steady momentum during the 2021 second quarter, which marked the fourth quarter in a row of record-breaking revenue growth, and the 13th consecutive quarter of year-on-year revenue growth. We believe that our ongoing growth is a testament to the success of our strategy that is focused on building Leatt into a global consumer brand by growing our product categories to anticipate and serve the needs of our riders."

"Consumer spending on outdoor products continues to increase as people around the world participate widely in outdoor activities that provide some escape from the Covid-19 pandemic, a trend that we expect to continue."

Founder and Chairman Dr. Christopher Leatt remarked: "Our design and engineering team continues to be energized by the surging consumer demand levels and the recognition our products are receiving from athletes around the world, the media and our business partners. We look forward to presenting our 2022 product line to consumers around the world in the second half of this year."

Financial Summary

Total revenues for the second quarter of 2021 increased to $14.3 million, up 106%, compared to $6.9 million for the second quarter of 2020.

Income from operations for the second quarter of 2021 increased to $3.1 million, up 246%, compared to $908,820 for the second quarter of 2020.

Net income for the second quarter of 2021 was $2.4 million, or $0.44 per basic and $0.39 per diluted share, compared to $674,507, or $0.13 per basic and $0.12 per diluted share.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At June 30, 2021, the Company had cash and cash equivalents of $3.7 million, a current ratio of 4.3:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald added: "We expect to continue making substantial progress in building the Leatt brand globally as we refine and expand our suite of protective gear to meet the surging demand around the world for our exceptional 'Head-to-Toe' offering of protective gear for off-road motorcycle and MTB riders.

"We are working closely with our global supply chain team, particularly in Asia, to streamline and optimize our processes to mitigate rising raw material and logistics costs to maintain a stable and predictable supply of our product pipeline.  We continue to differentiate the Leatt brand and build on our ongoing momentum to create long-term shareholder value."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, August 12, 2021, to discuss the 2021 second quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13722133.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company's momentum of record-breaking revenue growth will continue; the ability of the Company to mitigate rising raw material and logistics costs to maintain a stable global supply chain; the ability of the Company to mitigate any future impact of COVID-19 on its business operations and continue to deliver, and financially benefit from global market acceptance of its pipeline of new revolutionary branded products; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2021	December 31, 2020
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$3,748,580	$2,967,042
Short-term investments	58,259	58,257
Accounts receivable, net	5,084,196	7,173,829
Inventory, net	6,151,488	9,670,036
Payments in advance	1,202,796	805,098
Income tax refunds receivable	-	2,964
Prepaid expenses and other current assets	6,098,975	2,109,190
Total current assets	22,344,294	22,786,416

Property and equipment, net	2,771,130	3,052,276
Operating lease right-of-use assets, net	193,583	285,932
Deferred tax asset, net	78,700	78,700

Other Assets
Deposits	33,932	33,699

Total Assets	$25,421,639	$26,237,023

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,631,184	$8,008,925
Operating lease liabilities, current	193,583	207,824
Income taxes payable	2,029,579	1,654,200
Short term loan, net of finance charges	359,881	677,601
Total current liabilities	5,214,227	10,548,550

Deferred compensation	280,000	240,000
Operating lease liabilities, net of current portion	-	78,108

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,442,774 shares issued and outstanding	130,111	130,111
Additional paid - in capital	8,393,178	8,338,158
Accumulated other comprehensive loss	(530,159)	(562,700)
Retained earnings	11,931,282	7,461,796
Total stockholders' equity	19,927,412	15,370,365

Total Liabilities and Stockholders' Equity	$25,421,639	$26,237,023

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$14,300,559	$6,943,130	$27,197,034	$14,485,004

Cost of Revenues	8,107,020	3,688,623	14,951,541	7,707,044

Gross Profit	6,193,539	3,254,507	12,245,493	6,777,960

Product Royalty Income	58,479	3,182	83,289	4,659

Operating Expenses
Salaries and wages	912,811	622,846	1,837,348	1,467,452
Commissions and consulting expenses	215,986	103,906	436,648	187,342
Professional fees	123,501	213,318	461,256	534,905
Advertising and marketing	518,153	357,028	1,035,733	981,231
Office lease and expenses	87,200	72,386	174,573	146,200
Research and development costs	445,156	336,608	850,261	724,812
Bad debt expense (recovery)	(51,732)	41,900	14,093	26,920
General and administrative expenses	609,760	410,128	1,138,359	930,243
Depreciation	242,401	190,749	478,936	382,801
Total operating expenses	3,103,236	2,348,869	6,427,207	5,381,906

Income from Operations	3,148,782	908,820	5,901,575	1,400,713

Other Income (Expenses)
Interest and other income (expenses), net	3,948	(9,477)	(59)	(18,106)
Total other income (expenses)	3,948	(9,477)	(59)	(18,106)

Income Before Income Taxes	3,152,730	899,343	5,901,516	1,382,607

Income Taxes	744,082	224,836	1,432,030	345,652

Net Income Available to Common Shareholders	$2,408,648	$674,507	$4,469,486	$1,036,955

Net Income per Common Share
Basic	$0.44	$0.13	$0.82	$0.19
Diluted	$0.39	$0.12	$0.72	$0.19

Weighted Average Number of Common Shares Outstanding
Basic	5,438,686	5,386,723	5,434,553	5,386,723
Diluted	6,172,686	5,548,476	6,168,553	5,548,476

Comprehensive Income
Net Income	$2,408,648	$674,507	$4,469,486	$1,036,955
Other comprehensive income, net of $0 income taxes in 2021 and 2020
Foreign currency translation	60,893	54,897	32,541	(257,390)

Total Comprehensive Income	$2,469,541	$729,404	$4,502,027	$779,565

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

	2021	2020

Cash flows from operating activities
Net income	$4,469,486	$1,036,955
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	478,936	382,801
Stock-based compensation	55,020	65,942
Bad debts reserve	11,763	24,975
Inventory reserve	39,995	(17,729)
(Gain) Loss on sale of property and equipment	5,767	(351)
(Increase) decrease in:
Accounts receivable	2,077,870	453,023
Inventory	3,478,553	3,025,131
Payments in advance	(397,698)	(208,455)
Prepaid expenses and other current assets	(3,989,785)	(895,254)
Income tax refunds receivable	2,964	—
Deposits	(233)	1,212
Increase (decrease) in:
Accounts payable and accrued expenses	(5,377,741)	(2,998,745)
Income taxes payable	375,379	275,651
Deferred compensation	40,000	40,000
Net cash provided by operating activities	1,270,276	1,185,156

Cash flows from investing activities
Capital expenditures	(191,443)	(107,570)
Proceeds from sale of property and equipment	—	351
Increase in short-term investments, net	(2)	(12)
Net cash used in investing activities	(191,445)	(107,231)

Cash flows from financing activities
Repayment of note payable to bank, net	—	(300,000)
Proceeds from Paycheck Protection Program loan	—	210,732
Repayments of short-term loan, net	(317,720)	(253,582)
Net cash used in financing activities	(317,720)	(342,850)

Effect of exchange rates on cash and cash equivalents	20,427	(180,501)

Net increase in cash and cash equivalents	781,538	554,574

Cash and cash equivalents - beginning of period	2,967,042	2,072,864

Cash and cash equivalents - end of period	$3,748,580	$2,627,438

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$16,379	$19,883
Cash paid for income taxes	$1,088,360	$70,000

Other noncash investing and financing activities
Common stock issued for services	$55,020	$65,942